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                                                               Exhibit 5.1

                            CONSENT OF COOLEY GODWARD LLP

October 29, 1997

Wind River Systems, Inc.
1010 Atlantic Avenue
Alameda, CA  94501


Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Wind River Systems, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of (i) up to $140,000,000 5% Convertible Subordinated Notes Due 2002 (the "Notes") issued pursuant to the Indenture dated as of July 31, 1997 between the Company and Deutsche Bank A.G., New York Branch, as trustee, and (ii) the shares of the Company's Common Stock, $.001 par value issuable upon conversion of the Notes (the "Conversion Shares").

In connection with this opinion, we have examined the form of the Notes, the Indenture, Registration Statement and related Prospectus, your Amended and Restated Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

With respect to the opinion expressed in paragraph A, we have assumed that the Notes have been duly authenticated and delivered by the Trustee.

Our opinion is expressed only with respect to the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the laws of the State of California. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof. With your permission, we have assumed that the laws of the state of New York are the same in all material respects as the laws of the state of California.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

    A. The Notes have been duly authorized, executed and delivered and are valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principals and to limitations on availability of equitable relief, including specific performance.

    B. The Conversion Shares, when issued and delivered upon conversion of the Notes, in accordance with the Indenture, will be validly issued, fully paid, and nonassessable.

This opinion is intended solely for your benefit and is not to be made available or relied upon by any other person, firm or entity without our prior written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By: \S\ ANDREA VACHSS
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            Andrea Vachss